Results of Annual Meeting of Stockholders

ANNUAL MEETING

The Fund held its Annual Meeting of Stockholders on February 19, 2010. At the meeting, stockholders elected the nominee proposed for election to the Fund's Board of Directors. The following table provides information concerning the matter voted on at the meeting:

I.	Election of Directors

NOMINEE                                 Prakash A. Melwani
VOTES FOR                               2,787,124
VOTES WITHHELD                             90,946
NON-VOTING SHARES                               0
TOTAL VOTING AND NON-VOTING SHARES      2,878,070

NOMINEE                                 Lawrence K. Becker
VOTES FOR                               2,778,875
VOTES WITHHELD                             99,195
NON-VOTING SHARES                               0
TOTAL VOTING AND NON-VOTING SHARES      2,878,070


At April 30, 2010, in addition to Prakash A. Melwani and
Lawrence K. Becker, the other directors of the Fund were as follows:

Leslie H. Gelb
Luis F. Rubio
Jeswald W. Salacuse